Exhibit 4.4

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF

DOLLAR-DENOMINATED NOTES

WMG ACQUISITION CORP.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 18, 2016

to the

INDENTURE

DATED AS OF NOVEMBER 1, 2012

Providing for the Issuance of

4.875% Senior Secured Notes Due 2024

SIXTH SUPPLEMENTAL INDENTURE, dated as of October 18, 2016 (this “Supplemental Indenture”), among WMG Acquisition Corp. (together with its successors and assigns, the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors, the Trustee, the Notes Authorized Representative and the Collateral Agent are party to the Indenture, dated as of November 1, 2012 (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), which provides for the issuance from time to time of Notes by the Company;

WHEREAS, Section 9.01(8) of the Indenture provides that the Company may provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date;

WHEREAS, in connection with the issuance of the 2024 Dollar Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2024 Dollar Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Title of Notes. There shall be a series of Notes of the Company designated the “4.875% Senior Secured Notes due 2024” (the “2024 Dollar Notes”), which Notes shall be Dollar-denominated.

3. Maturity Date. The Maturity Date of the 2024 Dollar Notes shall be November 1, 2024.

4. Interest and Interest Rates. Interest on the outstanding principal amount of 2024 Dollar Notes will accrue at the rate of 4.875% per annum and will be payable semi-annually in arrears on May 1 and November 1 in each year, commencing on May 1, 2017, to holders of record on the immediately preceding April 15 and October 15, respectively (each such April 15 and October 15, a “Record Date”). Interest on the 2024 Dollar Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from October 18,

2016, except that interest on any Additional 2024 Dollar Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2024 Dollar Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2024 Dollar Notes (or if the date of issuance of such Additional 2024 Dollar Notes is an Interest Payment Date, from such date of issuance); provided that if any 2024 Dollar Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5. No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2024 Dollar Notes that may be authenticated and delivered and outstanding under the Indenture is not limited. The aggregate principal amount of the 2024 Dollar Notes shall initially be $250 million. The Company may from time to time, without the consent of the Holders (but subject to the limitations in Article IV of the Indenture), create and issue Additional Notes having the same terms and conditions as the 2024 Dollar Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2024 Dollar Notes (any such Additional Notes, “Additional 2024 Dollar Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.01 of the Indenture; provided, however, that if the Additional Notes are not fungible with the 2024 Dollar Notes for United States federal income tax purposes, the Additional Notes will have a separate CUSIP, ISIN, Common Code or other similar identification number than the 2024 Dollar Notes.

6. Redemption. (a) The 2024 Dollar Notes may be redeemed, in whole or in part, at any time prior to November 1, 2019, at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2024 Dollar Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the applicable Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any 2024 Dollar Note on any applicable Redemption Date, the greater of:

(1)	1.0% of the then outstanding principal amount of such 2024 Dollar Note; and

(2)	the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of the 2024 Dollar Note at November 1, 2019 (such redemption price being set forth in the table appearing in Section 6(b)) plus (ii) all required remaining scheduled interest payments due on the 2024 Dollar Note through November 1, 2019 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 75.0 basis points; over

(b) the then outstanding principal amount of the 2024 Dollar Note.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2019; provided, however, that if the period from such redemption date to November 1, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(b) On or after November 1, 2019, the Company may redeem all or a part of the 2024 Dollar Notes, at its option, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the 2024 Dollar Notes to be redeemed to the applicable Redemption Date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2019	103.656%
2020	102.438%
2021	101.219%
2022 and thereafter	100.000%

(c) At any time prior to November 1, 2019, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of 2024 Dollar Notes (including the aggregate principal amount of any Additional 2024 Dollar Notes) issued under the Indenture, at its option, at a redemption price equal to 104.875% of the principal amount of the 2024 Dollar Notes redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the rights of Holders on the relevant Record Date to receive interest on the relevant interest payment date), with funds in an aggregate amount not exceeding the net cash proceeds of one or more Equity Offerings by the Company or any contribution to the Company’s common equity capital made with the net cash proceeds of one or more Equity Offerings by the Company’s direct or indirect parent; provided that:

(i) at least 50% of the aggregate principal amount of 2024 Dollar Notes originally issued under the Indenture (including the aggregate principal amount of any Additional 2024 Dollar Notes) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 180 days of the date of, and may be conditioned upon, the closing of such Equity Offering.

(d) In addition, during any twelve-month period prior to November 1, 2019, the Company may redeem up to 10% of the original aggregate principal amount of the 2024 Dollar Notes (including the principal amount of any Additional 2024 Dollar Notes at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(e) The Company may acquire 2024 Dollar Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

(f) Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transactions or events. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof.

(g) Notwithstanding the foregoing, in connection with any tender for 2024 Dollar Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding 2024 Dollar Notes validly tender and do not withdraw such 2024 Dollar Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the 2024 Dollar Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the 2024 Dollar Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the date of redemption (subject to the rights of Holders of 2024 Dollar Notes on the relevant record date to receive interest on the relevant interest payment date).

7. Modifications to Indenture. The following terms of the Indenture are hereby amended solely with respect to the 2024 Dollar Notes and not with respect to the Original Notes or any Additional Notes other than the 2024 Dollar Notes as follows:

(a) Section 1.01 is amended by:

(i) replacing clause (13) of the definition of “Asset Sales” with the following:

“(13) any financing transaction with respect to property of the Issuer or any Restricted Subsidiary, including sale and lease-back transactions and asset securitizations permitted by the Indenture;”

(ii) in clause (y) of the definition of “EBITDA,” replacing the text “twelve (12)” with the text “eighteen (18)”;

(iii) in the third line of the definition of “Fixed Charges”, deleting the text: “in connection with the Specified Financings”;

(iv) in the definition “Intercreditor Agreement,” adding the text “or in such other form reasonably satisfactory to the Applicable Authorized Representative (as such term is defined in the Security Agreement).” at the end thereof;

(v) in clause (1) of the definition of “Permitted Investments”, adding the text: “the Issuer or” immediately prior to “another Restricted Subsidiary”;

(vi) replacing clause (13) in the definition of “Permitted Liens” with the following:

“(13) pledges, deposits or other Liens under workers’ compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits or other Liens to secure public or statutory obligations, or deposits or other Liens as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other Liens securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;”

(vii) replacing clause (26) of the definition of “Permitted Liens” with the following:

“(26) Liens securing (i) Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)), not exceeding the greater of (A) $2,275 million and (B) the maximum aggregate principal amount of Senior Secured Indebtedness that could be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Issuer of 4.00 to 1.00 and (ii) Revolving Credit Agreement Indebtedness not to exceed at any time outstanding $180.0 million;”

(viii) adding the following text to the end of the definition of “Permitted Liens”:

“For purposes of determining compliance with any U.S. dollar-denominated restriction in this definition, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of, premium, if any, and accrued interest on, the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus any fees, premiums, underwriting discounts, costs and expenses relating to such extension, replacement, refunding, refinancing, renewal or defeasance.”

(ix) in the definition of “Revolving Credit Agreement Indebtedness”, deleting the text “150.0” in each instance and inserting “180.0” in lieu thereof;

(x) amending and restating the definition of “Senior Secured Indebtedness” as follows:

‘“Senior Secured Indebtedness” means, with respect to any Person, the aggregate amount, without duplication, of Indebtedness for borrowed money of such Person as of the end of the most recently ended fiscal quarter for which internal financial statements are available plus the amount of any Indebtedness for borrowed money of such Person incurred subsequent to the end of such fiscal quarter and minus the amount of any Indebtedness for borrowed money of such Person redeemed, repaid, retired or extinguished subsequent to the end of such fiscal quarter, as determined in accordance with GAAP, secured by Liens other than Permitted Liens (excluding Permitted Liens incurred pursuant to clause (26) of the definition thereof, provided that Revolving Credit Agreement Indebtedness so secured shall be excluded from the calculation of Senior Secured Indebtedness) and other than Liens that have Junior Lien Priority on the Collateral in relation to the Notes and the Guarantees. In addition, to the extent that any Indebtedness is incurred pursuant to Section 4.10(b)(1)(I)(B), or is secured by any Lien pursuant to clause (26)(i)(B) of the definition of “Permitted Liens”, such Indebtedness may be refinanced from time to time with other Indebtedness (including by Indebtedness refinancing any such refinancing Indebtedness) in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) not exceeding the principal amount of, and premium (if any) and accrued interest on, the Indebtedness being refinanced plus any fees, premiums, underwriting discounts, costs and expenses relating to such refinancing, and such refinancing Indebtedness may be secured by any Lien, without further compliance with the Senior Secured Indebtedness to EBITDA Ratio thereunder.’

(xi) deleting the definition of “Specified Financings”.

(b) Section 1.05 is added as follows:

“SECTION 1.05. Limited Condition Acquisition.

In connection with any Limited Condition Acquisition and any related transactions (including any financing thereof), at the Issuer’s election, (a) compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the date a definitive agreement for such Limited Condition Acquisition is entered into (the “effective date”) and not as of any later date as would otherwise be required under this Indenture, and (b) any calculation of the Fixed Charge Coverage Ratio, Senior Secured Indebtedness to EBITDA Ratio, or any amount based on a percentage of Consolidated Tangible Assets, may be made as of such effective date and, to the extent so made, will not be required to be made at any later date as would otherwise be required under this Indenture, giving pro forma effect to such Limited Condition Acquisition and any related transactions (including any incurrence of Indebtedness and the use of proceeds thereof). If the Company makes such an election, any subsequent calculation of any such ratio and/or percentage (unless the definitive agreement for such Limited Condition Acquisition expires or is terminated without its consummation) shall be calculated on an equivalent pro forma basis assuming such acquisition and other related pro forma events (including any incurrence of Indebtedness) have been consummated. As used herein, the term “Limited Condition Acquisition” means any acquisition by one or more of the Issuer and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing.”

(c) Section 2.04 is amended to (x) add the text “, Transfer Agent” following the word “Registrar” in the third line of the second to last paragraph of such provision and (y) delete the last paragraph of such provision.

(d) Section 3.01 is amended to delete the text “31 days” and insert “11 days” in lieu thereof in the seventh line of such provision.

(e) Section 3.03 is amended to (i) delete the text “30 days” and insert “10 days” in lieu thereof in the second line of such provision and (ii) delete the text “31 days” and insert “11 days” in lieu thereof in the twelfth line thereof.

(f) Section 4.09(b) is amended to delete the text “no earlier than 30 days” and insert “no earlier than 10 days” in lieu thereof in the fifth line of such provision.

(g) Section 4.09 is amended to add the following Section 4.09(h):

“(h) If Holders of not less than 90% in aggregate principal amount of the outstanding 2024 Dollar Notes validly tender and do not withdraw such 2024 Dollar Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in this Section 4.09, purchases all of the 2024 Dollar Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all 2024 Dollar Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of such redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date).”

(h) Section 4.10(b)(1) is amended and restated in its entirety as follows:

“(1) (I) Indebtedness under the Notes and one or more Credit Agreements together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) and other Indebtedness, up to an aggregate principal amount, together with amounts outstanding under a Qualified Securitization Financing incurred pursuant to clause (17) below, not to exceed at any one time outstanding the greater of (A) $2,275 million and (B) the maximum aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) that can be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Issuer of 4.00 to 1.00 (it being understood that for purposes of determining compliance under this clause (1), any Indebtedness incurred under this clause (1) (whether or not secured), other than Revolving Credit Agreement Indebtedness, will be included in the amount of Senior Secured Indebtedness for purposes of calculating the Senior Secured Indebtedness to EBITDA Ratio) and (II) Revolving Credit Agreement Indebtedness not to exceed at any time outstanding $180.0 million;”

(i) Section 4.10(b)(4) is amended and restated in its entirety as follows:

“(4) Indebtedness (including Capitalized Lease Obligations) incurred by the Issuer or any Restricted Subsidiary and Preferred Stock issued by a Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause to finance the acquisition of Capital Stock of any Person at any time outstanding shall not exceed the greater of (x) $50.0 million and (y) 5.0% of Consolidated Tangible Assets;”

(j) Section 4.11(a) is amended as follows:

(x) to delete the text “Default or” in clause (1);

(y) at the beginning of clause (2), to insert “if such Restricted Payment is made in reliance on Section 4.11(a)(3)(a)”; and

(z) to delete the text “(6)(C)” and “(15)” in the third line of clause (3).

(k) Section 4.11(b) is amended to delete the word “and” at the end of clause (18), and immediately following the semicolon at the end of clause (19), insert:

“and

(20) the declaration and payment of dividends to, or the making of loans to, Holdings funded directly or indirectly with proceeds of Indebtedness incurred by the Issuer or any of its Subsidiaries, the proceeds of which are applied solely to the repurchase, redemption, defeasance or other acquisition or retirement for value of any Holdings Notes, including, for the avoidance of doubt, amounts in respect of the principal amount of, and premium, if any, and accrued interest on, the Holdings Notes being so repurchased, redeemed, defeased or otherwise acquired or retired for value plus any fees, premiums, underwriting discounts, costs and expenses related to such repurchase, redemption, defeasance or other acquisition or retirement for value, provided that the maturity of such Indebtedness shall be no earlier, and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter, than the maturity or Weighted Average Life to Maturity, as applicable, of the Holdings Notes;”

(l) Section 4.11 is amended to (x) replace the text “(a)” with “(c)” at the beginning of the second to last paragraph of such provision and (y) to replace the text “(b)” with the text “(d)” at the beginning of the last paragraph of such provision.

(m) Section 4.11(d) is amended to insert the words “or Permitted Investments” after the words “Restricted Payments” in the seventh line of such provision and to insert the words “or a Permitted Investment” before the words “in such amount” in the ninth line of such provision.

(n) Section 4.12 is amended to delete the word “expressly” in the sixth line of such provision;

(o) Section 4.17 is amended and restated in its entirety as follows:

“SECTION 4.17. Reports to Holders.

(a) The Issuer will furnish to the Trustee and the Holders of Notes, as their names and addresses appear in the note register, or make available on the Issuer’s website:

(1) within 90 days after the end of each fiscal year, annual audited consolidated financial statements for such fiscal year prepared in accordance with GAAP, together with a report on the annual financial statements by the Issuer’s certified independent accountants and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” substantially similar to that which would be included in an Annual Report on Form 10-K (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form); it being understood that the Issuer shall not be required to include any separate consolidating financial information with respect to the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer, or any separate financial statements or information for the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer; and

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited consolidated financial statements for such fiscal quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” substantially similar to that which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form); it being understood that the Issuer shall not be required to include any separate consolidating financial information with respect to the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer, or any separate financial statements or information for the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer; and

(3) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form) pursuant to Item 1.01 (Entry Into a Material Definitive Agreement) (with respect to acquisitions and dispositions only), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 4.01 (Changes in Registrant’s Certifying Accountants) or 5.01 (Changes in Control of Registrant) of such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form), within 15 days after the date of filing that would have been required for a current report on Form 8-K; provided that no such information shall be required to be furnished if the Issuer determines in its good faith judgment that such information is not material to the Holders of the Notes or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole.

(b) In addition, the Issuer will make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Notwithstanding the foregoing provisions of this Section 4.17, the Issuer will be deemed to have furnished the information referred to in clauses (a)(1), (2) and (3) above to the Trustee and the Holders of the Notes if the Issuer (or any parent company of the Issuer) has filed reports containing such information with the Commission via the EDGAR filing system and such reports are publicly available (it being understood that the Trustee shall not be responsible for determining whether such filings have been made, that delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable therefrom).

(d) In addition, if at any time any parent company of the Issuer incurs a guarantee of the Notes (there being no obligation of any parent company of the Issuer to do so) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be furnished to Holders of the Notes pursuant to this Section 4.17 may, at the option of the Issuer, be those of such parent company rather than the Issuer.”

(p) Section 6.01(3) is amended to delete the text “60 days” in the last line of such provision and to insert “(i) 180 days with regard to Section 4.17 or (ii) 60 days with regard to other covenants, warranties or agreements contained in this Indenture, in each case” in lieu thereof.

(q) Section 9.02(b)(5) is amended to insert the word “legal” immediately prior to the word “right” in the first line of such provision.

8. Form. The 2024 Dollar Notes shall be issued substantially in the form set forth, or referenced, in Article Two of the Indenture, and Exhibit A-1 or Exhibit C-1 attached to the Indenture, in each case as provided for in Section 2.02 of the Indenture (as such form may be modified in accordance with Section 2.01 of the Indenture).

9. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture (including, for the avoidance of doubt, any pledge or grant of security interests, mortgages, or other liens in the collateral as security for the Notes Obligations under the Indenture and the Notes) is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

12. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WMG ACQUISITION CORP.

By:	/s/ Paul M. Robinson
Name:	Paul M. Robinson
Title:	Executive Vice President, General Counsel
and Secretary

[SIGNATURE PAGE TO SIXTH SUPPLEMENTAL INDENTURE]

ROADRUNNER RECORDS, INC.

T.Y.S., INC.

THE ALL BLACKS U.S.A., INC.

A. P. SCHMIDT CO.

ATLANTIC RECORDING CORPORATION

ATLANTIC/MR VENTURES INC.

BIG BEAT RECORDS INC.

CAFE AMERICANA INC.

CHAPPELL MUSIC COMPANY, INC.

COTA MUSIC, INC.

COTILLION MUSIC, INC.

CRK MUSIC INC.

E/A MUSIC, INC.

ELEKSYLUM MUSIC, INC.

ELEKTRA/CHAMELEON VENTURES INC.

ELEKTRA ENTERTAINMENT GROUP INC.

ELEKTRA GROUP VENTURES INC.

FHK, INC.

FIDDLEBACK MUSIC PUBLISHING COMPANY, INC.

FOSTER FREES MUSIC, INC.

INSOUND ACQUISITION INC.

INTERSONG U.S.A., INC.

JADAR MUSIC CORP.

LEM AMERICA, INC.

LONDON-SIRE RECORDS INC.

MAVERICK PARTNER INC.

MCGUFFIN MUSIC INC.

MIXED BAG MUSIC, INC.

NONESUCH RECORDS INC.

NON-STOP MUSIC HOLDINGS, INC.

OCTA MUSIC, INC.

PEPAMAR MUSIC CORP.

REP SALES, INC.

REVELATION MUSIC PUBLISHING CORPORATION

RHINO ENTERTAINMENT COMPANY

RICK’S MUSIC INC. RIGHTSONG MUSIC INC.

RYKO CORPORATION

RYKODISC, INC.

RYKOMUSIC, INC.

SEA CHIME MUSIC, INC.

[SIGNATURE PAGE TO SIXTH SUPPLEMENTAL INDENTURE]

(cont-d):

SR/MDM VENTURE INC.

SUPER HYPE PUBLISHING, INC.

TOMMY BOY MUSIC, INC.

TOMMY VALANDO PUBLISHING GROUP, INC.

UNICHAPPELL MUSIC INC.

W.B.M. MUSIC CORP.

WALDEN MUSIC INC.

WARNER ALLIANCE MUSIC INC.

WARNER BRETHREN INC.

WARNER BROS. MUSIC INTERNATIONAL INC.

WARNER BROS. RECORDS INC.

WARNER CUSTOM MUSIC CORP.

WARNER DOMAIN MUSIC INC.

WARNER MUSIC DISCOVERY INC.

WARNER MUSIC LATINA INC.

WARNER MUSIC SP INC.

WARNER SOJOURNER MUSIC INC.

WARNER SPECIAL PRODUCTS INC.

WARNER STRATEGIC MARKETING INC.

WARNER/CHAPPELL MUSIC (SERVICES), INC.

WARNER/CHAPPELL MUSIC, INC.

WARNER/CHAPPELL PRODUCTION MUSIC, INC.

WARNER-ELEKTRA-ATLANTIC CORPORATION

WARNERSONGS, INC.

WARNER-TAMERLANE PUBLISHING CORP.

WARPRISE MUSIC INC.

WB GOLD MUSIC CORP.

WB MUSIC CORP.

WBM/HOUSE OF GOLD MUSIC, INC.

WBR/QRI VENTURE, INC.

WBR/RUFFNATION VENTURES, INC.

WBR/SIRE VENTURES INC.

WEA EUROPE INC.

WEA INC.

WEA INTERNATIONAL INC.

WIDE MUSIC, INC.

ASYLUM RECORDS LLC

ATLANTIC MOBILE LLC

ATLANTIC PRODUCTIONS LLC

ATLANTIC SCREAM LLC

ATLANTIC/143 L.L.C.

[SIGNATURE PAGE TO SIXTH SUPPLEMENTAL INDENTURE]

(cont-d):

BB INVESTMENTS LLC

BULLDOG ISLAND EVENTS LLC

BUTE SOUND LLC

CORDLESS RECORDINGS LLC

EAST WEST RECORDS LLC

FOZ MAN MUSIC LLC

FUELED BY RAMEN LLC

LAVA RECORDS LLC

MM INVESTMENT LLC

RHINO NAME & LIKENESS HOLDINGS, LLC

RHINO/FSE HOLDINGS, LLC

T-BOY MUSIC, LLC

T-GIRL MUSIC, LLC

THE BIZ LLC

UPPED.COM LLC

WARNER MUSIC DISTRIBUTION LLC

J. RUBY PRODUCTIONS, INC.

SIX-FIFTEEN MUSIC PRODUCTIONS, INC.

SUMMY-BIRCHARD, INC.

ARTIST ARENA LLC

ATLANTIC PIX LLC

FERRET MUSIC HOLDINGS LLC

FERRET MUSIC LLC\

FERRET MUSIC MANAGEMENT LLC

FERRET MUSIC TOURING LLC

P & C PUBLISHING LLC

WARNER MUSIC NASHVILLE LLC

By:	/s/ Paul M. Robinson

Name: Paul M. Robinson

Title: Vice President & Secretary of each of the above named entities listed under the heading Guarantors and signing this agreement in such capacity on behalf of each such entity

[SIGNATURE PAGE TO SIXTH SUPPLEMENTAL INDENTURE]

WARNER MUSIC INC.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel and Secretary

615 MUSIC LIBRARY, LLC

By: Six-Fifteen Music Productions, Inc., its Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary

ARTIST ARENA INTERNATIONAL, LLC

By: Artist Arena LLC, its Sole Member By: Warner Music Inc, its Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel and Secretary

ALTERNATIVE DISTRIBUTION ALLIANCE

By: Warner Music Distribution LLC, its Managing Partner By: Rep Sales, Inc., its Sole Member and Manager

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary

[SIGNATURE PAGE TO SIXTH SUPPLEMENTAL INDENTURE]

MAVERICK RECORDING COMPANY

By: SR/MDM Venture Inc., its Managing Partner

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary

NON-STOP CATACLYSMIC MUSIC, LLC NON-STOP INTERNATIONAL PUBLISHING, LLC NON-STOP OUTRAGEOUS PUBLISHING, LLC

By: Non-Stop Music Publishing, LLC, their Sole Member By: Non-Stop Music Holdings, Inc., its Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary

NON-STOP MUSIC LIBRARY, L.C. NON-STOP MUSIC PUBLISHING, LLC NON-STOP PRODUCTIONS, LLC

By: Non-Stop Music Holdings, Inc., their Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President and Secretary

[SIGNATURE PAGE TO SIXTH SUPPLEMENTAL INDENTURE]

WELLS FARGO BANK, NATIONAL ASSOCATION, as Trustee

By:	/s/ Stefan Victory

Name:	Stefan Victory
Title:	Vice President

[SIGNATURE PAGE TO SIXTH SUPPLEMENTAL INDENTURE]